Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of this 21st day of October, 2003, by and between Mark F. O’Connell (the “Executive”), and MatrixOne, Inc., with a principal place of business in Westford, Massachusetts (the “Company”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of November 1, 2000 (the “2000 Employment Agreement”);

WHEREAS, the Company believes it to be to its advantage to ensure that the Executive continues to render services to the Company as hereinafter provided;

WHEREAS, the Executive’s senior managerial position requires that he be trusted with extensive confidential information and trade secrets of the Company and that he develop a thorough and comprehensive knowledge of all details of the Company’s business, including, but not limited to, information relating to research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, distribution and licensing of the Company’s products and services;

WHEREAS, the Company and the Executive desire, as of the date hereof, to supersede and cancel the 2000 Employment Agreement and enter into this Agreement on the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to continue the employment of the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

2. Position and Responsibilities. During the term of this Agreement, the Executive agrees to serve as President and Chief Executive Officer of the Company. The Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Board of Directors of the Company, and the Executive shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or requested of him by the Board of Directors. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company’s business. If Executive shall be elected to other offices of the Company or any of its affiliates, he shall serve in such positions without further compensation than provided for in this Agreement. Executive agrees that he shall not carry on outside work of any nature (including, without limitation, consulting work or directorships) without the Company’s prior written consent, except that Executive may carry on civic or charitable activities, or manage his personal investments, provided that such activities do not interfere with the performance of his responsibilities hereunder.

3. Compensation: Salary, Bonuses and Other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation:

(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company will pay to the Executive a salary at the rate of $325,000 per annum. These salary payments will be made in equal installments not less frequently than bi-weekly. Executive’s base salary may be adjusted by the Company’s Board of Directors (or Compensation Committee thereof) in its sole discretion from time to time during the term of this Agreement; provided, however, that under no circumstance shall such base salary be less than $300,000 per annum as was agreed upon by the parties in the 2000 Employment Agreement.

(B) Fringe Benefits. The Executive will be entitled to participate on the same general basis and subject to the same rules and regulations as other Company executive employees in the Company’s standard benefit and welfare plans, policies and programs, as such benefits, plans, policies and/or programs may be modified or amended from time to time.

(C) Vacation. Executive shall be entitled to vacation time as determined by the Company from time to time for its senior executives, but not less than four weeks per year. The Executive may not accumulate or carry over from one calendar year to another any unused, accrued vacation time.

(D) Performance Based Bonus. During the Executive’s employment, Executive shall be eligible to receive a “Target Bonus” of up to (i) $215,000 based on Executive’s performance from the date of this Agreement until the first fiscal year end to occur following the date of this Agreement and (ii) $215,000 per annum based on Executive’s performance for each successive 12-month period thereafter, provided the Executive continues to be employed by the Company on the last date of such fiscal year (“Year End”). Executive’s Target Bonus during the current fiscal year or any subsequent fiscal year may be adjusted by the Company’s Board of Directors (or Compensation Committee thereof) in its sole discretion from time to time during the term of this Agreement. The method of computing such bonus and any adjustment thereof shall be in writing and signed by a member of the Compensation Committee of the Board of Directors. The amount of bonus payments payable to the Executive under this Section and the satisfaction of the goals and objectives set forth in Exhibit A or in the amendment thereto shall be determined promptly and reasonably by the Board of Directors of the Company and, if earned, such bonus payment shall be paid within 120 days of each Year End.

(E) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any reasonable expense policy set by the Company as may be modified from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

(F) All payments in this Section 2 shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

4. Stock Options. The Executive shall be eligible to receive stock options from time to time under the Company’s existing and future Stock Plans at levels as determined by the Board of Directors (or Compensation Committee thereof). The Executive shall also be eligible to participate in the Company’s Employee Stock Purchase Plan.

5. Annual Performance Review. Beginning on the date one year from the date of this Agreement and on or about each anniversary of each date thereafter while this Agreement may be in effect, the Board of Directors and the Executive shall in good faith review the performance by and compensation to the Executive for the prior year and propose performance goals for the Executive for the then forthcoming year. Any future agreements regarding salary, bonus, equity participation, fringe benefits or other material benefits and terms of this Agreement shall be subject to approval by the Board of Directors (or Compensation Committee thereof) and agreed to by the Executive.

6. Term. Subject to the earlier termination as hereafter provided in Section 7, the term of this Agreement and the Executive’s employment shall commence on the date first above written and shall continue until the date one year from the date first above written; provided, however, the Executive’s employment under this Agreement shall be automatically renewed from year to year thereafter for successive one-year terms unless 90 days prior to the expiration of the initial term or any renewal term, either party shall in its or his sole discretion give written notice of non-renewal to the other. If this notice of non-renewal is given, the Agreement will expire at the conclusion of such 90-day notice period.

7. Termination. The Executive’s employment under this Agreement may be terminated as follows:

(A) By Expiration of the Agreement. If the Company notifies the Employee that it will not renew the Agreement as set forth in Section 6 hereof, the provisions of Section 7(E) relating to severance payments between the Executive and the Company shall apply. If the Executive notifies the Company that Executive will not renew the Agreement as set forth in Section 6 hereof, the Executive shall be entitled to no severance or other termination benefits after the expiration date of the Agreement.

(B) By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason (as defined below) at any time upon at least ninety days’ advance written notice to the Company. In the event of termination by the Executive without Good Reason, the Executive shall be entitled to no severance or other termination benefits after the expiration of the ninety day period referred to above.

(C) By the Executive with Good Reason. If the Executive terminates employment with the Company for Good Reason (as defined below), the Executive will be entitled to the same severance to which he would have been entitled had the Company terminated Executive without Cause under Section 7(E) hereof, subject to the terms thereof. For purposes of this Agreement, termination by the Executive for “Good Reason” shall mean the termination of employment by the Executive (i) as a result of a material breach of this Agreement by the Company; (ii) a material reduction in the responsibility or authority of the Executive for the operations of the Company as it exists on the date hereof; or (iii) failure of the Company to pay the Executive’s salary or bonus, if any, in the time and manner contemplated by this Agreement if any; provided, however, that an event described in this sentence shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing within 30 days of the event.

(D) At the election of the Company for Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment hereunder “for cause” at any time during the term of this Agreement without any prior written notice to the Executive. Termination of the Executive’s employment by the Board of Directors of the Company shall constitute a termination “for cause” under this Section 7(D) if such termination is for one or more of the following causes:

(i) the failure or refusal of the Executive to render services to the Company in accordance with his obligations under this Agreement or a determination by the Board of the Directors of the Company that the Executive has inadequately performed the duties of his employment;

(ii) disloyalty, gross negligence, dishonesty, breach of fiduciary duty or breach of the terms of this Agreement or the other agreements executed in connection herewith;

(iii) the commission by the Executive of an act of fraud, theft, misappropriation, embezzlement or deliberate disregard of the rules or policies of the Company or the rules of the Securities and Exchange Commission or the commission by the Executive of any other action which injures the Company;

(iv) acts of moral turpitude by the Executive which materially adversely affect the Executive’s ability to perform his or her duties hereunder and represent the Company;

(v) the commission by the Employee of a felony or other crime involving moral turpitude, or pleading nolo contendere to, or being convicted of, any crime or other violation of law; or

(vi) the breach of any agreement or obligations under any agreement entered into between the Executive and the Company.

In the event of a termination “for cause” pursuant to the provisions of clauses (i) through (vi) above, inclusive, the Executive shall be entitled to no severance or other termination benefits.

(E) At the Election of the Company for Reasons Other than for Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment hereunder at any time during the term of this Agreement without cause. In the event the Company exercises its right to terminate the Executive under this Section 7(E) (and not pursuant to Section 7(F) below)), and subject to the Executive executing a comprehensive release agreement in a form and scope acceptable to the Company, the Company agrees to pay the Executive a severance or termination payment of (i) 24 months’ salary at the Executive’s then current base rate in 52 equal bi-weekly payments, (ii) two times the Executive’s then current Target Bonus, and (iii) if the Executive is eligible for, and chooses to elect health insurance continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (a) if the Executive does not commence employment with a new employer within 24 months of the Executive’s termination, the Company will pay the monthly premium payments of the Executive under COBRA for a period of 18 months (the aggregate of such premium payments are referred to in this Section 7(E) as the “Total COBRA Premium”), and at the end of such 24 month period will pay the Executive a lump sum payment equal to 1/3 of the Total COBRA Premium, (b) if the Executive commences employment with a new employer within 24 months but after 18 months following the Executive’s termination, the Company will pay the monthly premium payments of the Executive under COBRA for a period of 18 months, and when the Executive commences employment with a new employer will pay the Executive a lump sum payment equal to (x) the Total COBRA Premium multiplied by (y) the number of full calendar months since the Executive’s termination minus 18 divided by (z) 18, or (c) if the Executive commences employment with a new employer within 18 months of the Executive’s termination, the Company will pay the premium payments of the Executive under COBRA until the Executive commences employment with a new employer. Such severance payments shall be payable in conformity with the Company’s customary practices for executive compensation as such practices may be modified from time to time and shall be subject to all applicable federal, state and local withholding, payroll and other taxes. Except as expressly set forth in Section 7(E), Executive acknowledges that the Company shall not have any further obligations to the Executive in the event of Executive’s termination under Section 7(E), except such further obligations as may be imposed by law.

(F) Termination Because of Acquisition of the Company.

(i) If the Executive’s employment with the Company is terminated by him with Good Reason (as defined in Section 7(C) hereof) or by the Company or its successor without Cause (as defined in Section 7(D) hereof) at any time within 24 months after (x) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (z) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors (an “Acquisition”), then the Company or the acquiring corporation, as the case may be, shall be obligated, subject to the Executive executing a comprehensive release agreement in a form and scope acceptable to the Company, to provide the Executive with payments as follows: (a) 24 months’ salary at the Executive’s then current base rate in 52 equal bi-weekly payments; (b) two times the greater of (x) the Executive’s then current Target Bonus or (y) the most recent bonus earned by or paid to the Executive; (c) if the Executive is eligible for, and chooses to elect health insurance continuation in accordance with COBRA, (x) if the Executive does not commence employment with a new employer within 24 months of the Executive’s termination, the Company will pay the premium payments of the Executive under COBRA for a period of 18 months (the aggregate of such premium payments are referred to in this Section 7(F) as the “Total COBRA Premium”) and at the end of such 24 month period will pay the Executive a lump sum payment equal to 1/3 of the Total COBRA Premium, (y) if the Executive commences employment with a new employer within 24 months but after 18 months following the Executive’s termination, the Company will pay the premium payments of the Executive under COBRA for a period of 18 months and when the Executive commences employment with a new employer will pay the Executive a lump sum payment equal to (A) the Total COBRA Premium multiplied by (B) the number of full calendar months since the Executive’s termination minus 18 divided by (C) 18, or (z) if the Executive commences employment with a new employer within 18 months of the Executive’s termination, the Company will pay the premium payments of the Executive under COBRA until the Executive commences employment with a new employer; and (d) payment, for a period of 24 months after the Executive’s termination of employment, of the premiums for life insurance, supplemental life insurance and long-term disability insurance for the Executive, under policies to be determined by the Company as permitted by the applicable plans under which the Executive is covered as of his termination date (the payments and benefits described in clauses (a), (b), (c) and (d) above are collectively referred to herein as the “Termination Payments”). For the sake of clarity, the Executive shall not be entitled to any Termination Payments or other severance or termination benefit if the Executive’s employment has terminated for any reason other than as set forth in this Section 7(F). Moreover, the Executive shall not be entitled to any of the payments and benefits set forth in Sections 7(C) or 7(E) in the event he is entitled to the Termination Payments set forth in this Section 7(F). The Termination Payments shall be subject to all applicable federal, state and local withholding, payroll and other taxes, subject to Section 7(F)(ii) below. Except as expressly set forth in this Section 7(F), Executive acknowledges that the Company shall not have any further obligations to the Executive in the event of Executive’s termination under Section 7(F), except such further obligations as may be imposed by law. Any references to the “Company” in Sections 7(C) or 7(E) hereof shall include any surviving or successor entity following an Acquisition.

(ii) If, in connection with an Acquisition, (a) the Termination Payments, or (b) any payment or benefit received or to be received by the Executive pursuant to any other plan, arrangement or agreement (such payments or benefits together with the Termination Payments, the “Total Payments”) would constitute (in whole or in part) an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount of the Termination Payments shall be reduced, before any other reduction of the Total Payments, if any, until the “aggregate present value” (as that term is defined in section 280G(d)(4) of the Code) of the Total Payments is such that no part of the Total Payments constitutes an “excess parachute payment” within the meaning of Section 280G(b) of the Code; provided, however, that if the “aggregate present value“ of the Total Payments would exceed the Total Payments as so reduced plus the tax that, but for this sentence, would be imposed on the Executive under Section 4999 of the Code in connection with the Acquisition, then the Termination Payments shall not be reduced. For purposes of the preceding sentence, the “aggregate present value” of the Total Payments shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this Section 7(F) (ii) shall be made by the Company.

(G) Due to Death or Disability. Executive’s employment will terminate if Executive dies or suffers physical incapacity or mental incompetence. In the event Executive’s employment shall terminate due to the physical incapacity or mental incompetence of the Executive, the Company, subject to execution by the Executive or his legal representative of a comprehensive release agreement in a form and scope acceptable to the Company, shall pay the Executive an amount equal to (i) twelve months salary at the then current base rate, less (ii) any amounts recovered by the Executive under any health and disability insurance programs available through the Company. Executive will not be entitled to any other payments after the date of death or disability other than those set forth in this Section 7(G). For the purposes of this Agreement, the Executive shall be deemed to have suffered physical incapacity or mental incompetence if the Executive is unable to perform the essential functions of his job with reasonable accommodation. Any accommodation will not be deemed reasonable if it imposes an undue hardship on the Company. The provisions of this Section 7(G) shall survive the termination of this Agreement by reason of the physical incapacity or mental incompetence of the Executive. Except as expressly set forth in this Section 7(G), Executive acknowledges that the Company shall not have any further obligations to the Executive in the event of Executive’s termination under Section 7(G), except such further obligations as may be imposed by law.

8. Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment of this Agreement and any termination of the Executive’s employment if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision. Without limiting the foregoing, Sections 8 through 19 hereof and the Noncompetition Agreement (as defined below) expressly survive any termination of employment or termination of this Agreement. Any obligation of the Company to make payments to or on behalf of the Executive under Sections 7(C), 7(E), 7(F) or 7(G) hereof is expressly conditioned upon Executive’s continued full performance of the obligations under the terms of Section 9 and the Noncompete Agreement.

9. Noncompetition, Nondisclosure and Inventions Agreement. The Executive affirms his ongoing obligations pursuant to the terms of that certain Noncompetition, Nondisclosure, and Inventions Agreement dated as of November 1, 2000 that he entered into with the Company (the “Noncompete Agreement”).

10. Consent and Waiver by Third Parties. The Executive hereby represents and warrants that he has obtained all waivers and/or consents from third parties which are necessary to enable him to enjoy employment with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party. The Executive further represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

11. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of choice of law or conflicts of laws thereof.

12. Severability. In case any one or more of the provisions contained in this Agreement or the other agreements executed in connection with the transactions contemplated hereby for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreements, but this Agreement or such other agreements, as the case may be, shall be construed and reformed to the maximum extent permitted by law.

13. Waivers and Modifications. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 13. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company shall be effective without the consent of at least a majority of the members of the Board of Directors (excluding the Executive) then in office at the time of such modification or waiver.

14. Assignment. The Executive acknowledges that the services to be rendered by him hereunder are unique and personal in nature. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

15. Entire Agreement. This Agreement and the Noncompetition Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels all agreements, understandings or representations, written or oral, made prior to the date hereof by or between the Executive and the Company relating to employment, salary, bonus, or other compensation of any description, equity participation (other than stock option agreements), pension, post-retirement benefits, severance or other remuneration, including, without limitation, the 2000 Employment Agreement.

16. Notices. All notices hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to the Company, to:	MatrixOne, Inc. 210 Littleton Road Westford, Massachusetts 01886 Attention: Senior Vice President/Human Resources

With a copy to:	Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, MA 02110 Attention: Barbara M. Johnson

If to the Executive, to the Executive’s address set forth on the signature page hereto.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written as an instrument under seal.

MATRIXONE, INC.		EXECUTIVE

/s/ Jane E. Seitz		/s/ Mark F. O’Connell
By:	Jane E. Seitz	Mark F. O’Connell
Title:	Senior Vice President of Human Resources
44 Wayside Rd
Street Address:

Westboro MA 01501
City State Zip Code